INDEX TO EXHIBITS
                               -----------------


     All exhibits listed below are filed with this Quarterly Report on Form
10-Q:



EXHIBIT NO.     PAGE
-----------     ----

     11     Computation of Income Per Share.     24




EXHIBIT 11
                                PHYSICIAN COMPUTER NETWORK, INC.
                                 COMPUTATION OF INCOME PER SHARE



                        THREE MONTHS ENDED                    SIX MONTHS ENDED
                                 JUNE 30,                    JUNE 30,
                                 --------                    --------

                            1997          1996          1997          1996
                            ----          ----          ----          ----




INCOME
--------------------------------------------

Net Income before extraordinary item          $ 3,871,187  $ 3,667,907  $ 7,190,915  $ 6,982,566
Extraordinary gain                                353,439           --      353,439           --
                                              -----------  -----------  -----------  -----------
Primary and fully diluted net income          $ 4,224,626  $ 3,667,907  $ 7,544,354  $ 6,982,566
                                              ===========  ===========  ===========  ===========


PRIMARY SHARES
--------------------------------------------

 Weighted average Common Stock outstanding     51,569,647   49,031,443   52,326,584   46,635,522
  Common Stock issuable upon the exercise
      of outstanding options and warrants       2,229,504    4,285,407    3,157,928    4,481,541
  Common Stock issuable upon the
      conversion of Preferred Stock               197,979      222,843      163,569      586,158
                                              -----------  -----------  -----------  -----------
  Weighted average Common Stock
     outstanding as adjusted                   53,997,130   53,539,693   55,648,081   51,703,221
                                              ===========  ===========  ===========  ===========

FULLY DILUTED SHARES
--------------------------------------------

Weighted average Common Stock outstanding      51,569,647   49,031,443   52,326,584   46,635,522
  Common Stock issuable upon the exercise
      of outstanding options and warrants       2,849,266    4,376,419    3,157,928    4,488,906
  Common Stock issuable upon the
      conversion of Preferred Stock               174,292      222,843      163,569      586,158
                                              -----------  -----------  -----------  -----------
  Weighted average Common Stock
     outstanding as adjusted                   54,593,205   53,630,705   55,648,081   51,710,586
                                              ===========  ===========  ===========  ===========


PRIMARY:
--------------------------------------------
  Income before extraordinary item per share  $      0.07  $      0.07  $      0.13  $      0.14
  Gain from extraordinary item per share             0.01           --         0.01           --
                                              -----------  -----------  -----------  -----------
  Net income per share                        $      0.08  $      0.07  $      0.14  $      0.14
                                              ===========  ===========  ===========  ===========


FULLY DILUTED:
--------------------------------------------
  Income before extraordinary item per share  $      0.07  $      0.07  $      0.13  $      0.14
  Gain from extraordinary item per share             0.01           --         0.01           --
                                              -----------  -----------  -----------  -----------
  Net income per share                        $      0.08  $      0.07  $      0.14  $      0.14
                                              ===========  ===========  ===========  ===========
